EX-99.14.d

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated September 23, 2020, relating to the financial statements and financial highlights, which appear in Delaware Corporate Bond Fund and Delaware High Yield Opportunities Fund’s Annual Reports on Form N-CSR for the year ended July 31, 2020. We also consent to the references to us under the headings “Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 17, 2021